                                  Exhibit 11

                        PAULA FINANCIAL AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                      JUNE 30                       JUNE 30
                                                                ------------------            ------------------
                                                                1997          1998            1997          1998
                                                                ----          ----            ----          ----
Net Income (Loss)                                                 $1,378      ($8,001)        $2,294        ($6,978)
                                                              -----------   ---------      ---------     ----------
                                                              -----------   ---------      ---------     ----------
Weighted average shares outstanding for calculating
      basic earnings per share                                 1,902,077    6,331,285      1,903,000      6,326,894

Convertible preferred stock                                    1,882,354            -      1,882,354              -
Warrants                                                          60,345            -         60,345              -
Options                                                          253,963            -        253,963              -
                                                              -----------   ---------      ---------     ----------

Total shares for calculating diluted earnings
      per share                                                4,098,739    6,331,285      4,099,662      6,326,894
                                                              -----------   ---------      ---------     ----------
                                                              -----------   ---------      ---------     ----------

Basic earnings (loss) per share                                    $0.72       ($1.26)         $1.21         ($1.10)
                                                              -----------   ---------      ---------     ----------
                                                              -----------   ---------      ---------     ----------

Diluted earnings (loss) per share                                  $0.34       ($1.26)         $0.56         ($1.10)
                                                              -----------   ---------      ---------     ----------
                                                              -----------   ---------      ---------     ----------

Options are excluded from the calculation of diluted loss per share as the inclusion of such options would have an anti-dilutive effect.